Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Urban Edge Properties
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, par value $0.01 per share	Other	7,400,000	$16.69	$123,506,000	0.0001476	$18,229.49

Total Offering Amounts							$18,229.49
Total Fee Offsets							$—
Net Fee Due							$18,229.49

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional common shares, par value $0.01 per share (“Common Shares”), of Urban Edge Properties (the “Company”) as may be required pursuant to the Urban Edge Properties 2024 Omnibus Share Plan (the “2024 Plan”) in the event of a stock split, stock dividend, recapitalization or similar transaction.
(2)	Consists of 7,400,000 Common Shares issuable pursuant to the 2024 Plan.
(3)	Calculated solely for the purpose of computing the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act based on the average of the high and the low sales prices of shares of the Company’s Common Shares as reported on the New York Stock Exchange on April 29, 2024.